Exhibit 99.1

PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT: Steven Ivester (954) 434-2000

VoIP, Inc.
12330 S.W. 53rd Street - Suite 712 - Ft. Lauderdale, FL 33330

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VoIP, Inc. announces two acquisitions.
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Ft. Lauderdale,  Florida - April 15, 2004. - VoIP, Inc. (OTCBB:  "VOII"),) today announced that as per the terms of the February 27, 2004 change of control of the Company, Steven Ivester, President and CEO and controlling shareholder of the Company has today contributed the intellectual property rights and related assets of two start-up companies formed to engage in the Voice over Internet business. The following are the descriptions of the two companies, who have become wholly owned subsidiaries of the Company.

eGlobalphone, Inc. (WWW.EGLOBALPHONE.COM) - a global VoIP carrier that uses DSL, Cable, wireless and other broadband services to access its network, bypassing local phone companies. A two line multimedia adaptor (MTA) to connect analog phones or PBX's is supplied to access eGlobalphone services. Customers can choose a United States area code for their telephone number and make calls to over 200 countries with the same feature transparency as traditional phone service. Expansion into other countries will include 800 calls and overseas telephone numbers. The highly flexible web site integration and back office permits OEM wholesale customers and overseas partners to market own brand services.

VoIP Solutions, Inc. (WWW.VOIPSOLUTIONS.COM) provides turn key solutions for Telco's PTT's Cable operators, ISP's and new start up service providers. VoIP Solutions is unique in being able to provide carrier switching equipment, billing systems, Operational Support Systems, Customer Premises Equipment, consultancy and systems integration. The Company also manufactures and distributes a range of VoIP multimedia adaptors. The MTA operates over any broadband connection and can be remotely provisioned and programmed. VoIP integrated DSL, cable modems and wireless network components are also available.

VoIP Inc. (WWW.VOIPINCORPORATED.COM) is on track to become the world leader in providing voice over IP customer premise equipment in addition to premium voice over the internet subscriber based telephony services and innovated WiFi technology solutions for residential and enterprise customers.

The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate", "estimate", "expect", "intend" , "projects" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.